UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2013

Ultratech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22248	94-3169580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Zanker Road, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 321-8835

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On April 16, 2013, the Board of Directors (the “Board”) of Ultratech, Inc. (the “Company”) approved certain changes to the incentive compensation program for the Company’s management team, including Arthur Zafiropoulo, the Company’s Chief Executive Officer, and Bruce R. Wright, the Company’s Chief Financial Officer, for the 2013 fiscal year. As described in the Form 8-K filed by the Company on February 4, 2013, the Compensation Committee of the Board previously approved awards of restricted stock units to management participants under the program, such awards to be granted in three quarterly installments. Each quarterly grant to Mr. Zafiropoulo would cover 33,333 shares of the Company’s common stock, and each quarterly grant to Mr. Wright would cover 16,667 shares of the Company’s common stock. On April 16, 2013, the Board modified the program to provide that the grants to management participants in the program will be made in two installments, with the first installment to be granted on the second business day following the Company’s earnings release for its second fiscal quarter of 2013 and the second installment to be granted on the second business day following the Company’s earnings release for its third fiscal quarter of 2013. Each of the two awards to Mr. Zafiropoulo will cover 50,000 restricted stock units, and each of the two awards to Mr. Wright will cover 25,000 restricted stock units (so that the total number of stock units granted to Mr. Zafiropoulo and Mr. Wright will remain 100,000 and 50,000 units, respectively, as originally approved by the Compensation Committee earlier this year).

In addition, the Board approved temporary decreases in the salary levels for the Company’s management team. With the agreement of each executive, Mr. Zafiropoulo’s base salary will be decreased by 25% for the second and third fiscal quarters of 2013, and Mr. Wright’s base salary will be decreased by 20% for this period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 18, 2013

ULTRATECH, INC.

By:	/s/ Bruce Wright
Bruce R. Wright
Senior Vice President, Finance and Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

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